Exhibit 1.6

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2332)

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Hutchison Telecommunications International Limited (the “Company”) will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:45 a.m. (Hong Kong time) (or so soon thereafter as the meeting of the Scheme Shareholders (as defined in the Scheme of Arrangement hereinafter mentioned) convened by direction of the Grand Court of the Cayman Islands for the same day and place shall have been concluded or adjourned), for the purpose of considering and, if thought fit, passing the following resolutions:

SPECIAL RESOLUTION

“THAT:       (i)       for the purposes of giving effect to the scheme of arrangement dated 15 March 2010 (the “Scheme of Arrangement”) between the Company and the holders of the Scheme Shares (as defined in the Scheme of Arrangement) in the form of the print thereof, which has been produced to this meeting and for the purposes of identification signed by the chairman of this meeting, or in such other form and on such terms and conditions as may be approved or imposed by the Grand Court of the Cayman Islands, on the Effective Date (as defined in the Scheme of Arrangement) the issued share capital of the Company shall be reduced by the cancellation and extinguishment of the Scheme Shares (as defined in the Scheme of Arrangement); and

(ii)      the directors of the Company be and are hereby authorised to do all acts and things considered by them to be necessary or desirable in connection with the implementation of the Scheme of Arrangement and the consequent reduction of capital, including (without limitation) giving consent to any modification of, or addition to, the Scheme of Arrangement or the reduction of capital which the Grand Court of the Cayman Islands may see fit to impose.”

ORDINARY RESOLUTION

“THAT:       (i)       subject to and immediately following the cancellation and extinguishment of the Scheme Shares taking effect, the share capital of the Company shall be restored to its former amount by allotting and issuing to Hutchison Telecommunications Holdings Limited, credited as fully paid at par, the same number of shares as the number of Scheme Shares cancelled and extinguished; and

(ii)      the credit arising in the books of account of the Company consequent upon the reduction of its issued share capital resulting from the cancellation and extinguishment of the Scheme Shares shall be applied in paying up in full at par the shares allotted and issued to Hutchison Telecommunications Holdings Limited, pursuant to paragraph (i) above.”

By Order of the Board
Hutchison Telecommunications International Limited
Edith Shih
Company Secretary

Dated 15 March 2010

Registered office
Cricket Square
Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

Head Office and Principal Place of Business in Hong Kong
22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong

Notes:

1.                      A member entitled to attend and vote at the extraordinary general meeting is entitled to appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not be a member of the Company, but must attend the extraordinary general meeting in person to represent him.

2.                      A white form of proxy for use at the extraordinary general meeting is enclosed with the composite document containing the Scheme of Arrangement dated 15 March 2010 despatched to members of the Company.

3.                      In order to be valid, the white form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the principal place of business of the Company at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, not less than 48 hours before the time for holding the extraordinary general meeting or any adjournment thereof failing which the form of proxy will not be valid. Completion and return of the form of proxy will not preclude a member from attending the extraordinary general meeting and voting in person if he so wishes. In the event that a member attends and votes at the extraordinary general meeting after having lodged his form of proxy, his form of proxy will be revoked by operation of law.

4.                      In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the registers of members of the Company in respect of the relevant joint holding.

5.                      At the extraordinary general meeting, the chairman of the extraordinary general meeting will exercise his power under article 66 of the articles of association of the Company to put all resolutions proposed at the extraordinary general meeting to a vote by way of a poll.

6.                      The registers of members of the Company will be closed from 7 May 2010 to 12 May 2010 (both days inclusive) and from 7 May 2010 to 12 May 2010 (both days inclusive) during which period no transfer of shares will be registered. In order to be entitled to attend and vote at the extraordinary general meeting, all transfers accompanied by the relevant share certificates must be lodged with the Hong Kong share registrar of the Company, Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716,17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not later than 4:30 p.m. on 6 May 2010.

As at the date of this announcement, the Directors of the Company are:

Executive Directors:
Mr.  LUI Dennis Pok Man
Mr.  Christopher John FOLL
Mr.  CHAN Ting Yu

(Also alternate to Mr. Lui Dennis Pok Man)

Non-executive Directors:
Mr.  FOK Kin-ning, Canning (Chairman)
Mrs.  CHOW WOO Mo Fong, Susan

(Also alternate to Mr. Fok Kin-ning, Canning and
Mr. Frank John Sixt)

Mr. Frank John SIXT

Independent Non-executive Directors: Mr. KWAN Kai Cheong Mr. John W. STANTON Mr. Kevin WESTLEY Alternate Director: Mr. WOO Chiu Man, Cliff (Alternate to Mr. Christopher John Foll)